Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-75093) on Form S-8 of Integra Bank Corporation of our report dated June 25, 2010, relating to the financial statements and supplemental schedule of the Integra Bank Corporation Employees’ 401(k) Plan as of and for the years ended December 31, 2009 and 2008, which appear in the December 31, 2009 annual report on Form 11-K of Integra Bank Corporation Employees’ 401(k) Plan.

/s/ KraftCPAs PLLC

Nashville, Tennessee
June 25, 2010